Exhibit 99.1

GOOGLE ANNOUNCES FIRST QUARTER 2009 RESULTS

MOUNTAIN VIEW, Calif.—April 16, 2009—Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended March 31, 2009.

“Google had a good quarter given the depth of the recession—while revenues were down quarter over quarter, they grew 6% year over year, thanks to continued strong query growth. These results underline both the resilience of our business model and the ongoing potential of the web as users and advertisers shift online,” said Eric Schmidt, CEO of Google. “Going forward, our priority remains investing for the long term to drive future growth in our core and emerging businesses.”

Q1 Financial Summary

Google reported revenues of $5.51 billion for the quarter ended March 31, 2009, an increase of 6% compared to the first quarter of 2008 and a decrease of 3% compared to the fourth quarter of 2008. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the first quarter of 2009, TAC totaled $1.44 billion, or 27% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

•

GAAP operating income for the first quarter of 2009 was $1.88 billion, or 34% of revenues. This compares to GAAP operating income of $1.86 billion, or 33% of revenues, in the fourth quarter of 2008. Non-GAAP operating income in the first quarter of 2009 was $2.16 billion, or 39% of revenues. This compares to non-GAAP operating income of $2.15 billion, or 38% of revenues, in the fourth quarter of 2008.

•

GAAP net income for the first quarter of 2009 was $1.42 billion as compared to $382 million in the fourth quarter of 2008. Non-GAAP net income in the first quarter of 2009 was $1.64 billion, compared to $1.62 billion in the fourth quarter of 2008.

•	GAAP EPS for the first quarter of 2009 was $4.49 on 317 million diluted shares outstanding, compared to $1.21 for the fourth quarter of 2008 on 317 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2009 was $5.16, compared to $5.10 in the fourth quarter of 2008.

•

Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC, the non-cash impairment charges primarily related to our investments in AOL and Clearwire, and related tax benefits. In the first quarter of 2009, the charge related to SBC was $277 million as compared to $286 million in the fourth quarter of 2008. Also, in the fourth quarter of 2008, we recognized $1.09 billion in asset impairment charges related primarily to our investments in AOL and Clearwire. The tax benefit related to SBC was $64 million in the first quarter of 2009 and $65 million in the fourth quarter of 2008. The tax benefit related to the impairment charges was $82 million in the fourth quarter of 2008. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q1 Financial Highlights

Revenues—Google reported revenues of $5.51 billion in the first quarter of 2009, representing a 6% increase over first quarter 2008 revenues of $5.19 billion and a 3% decrease from fourth quarter 2008 revenues of $5.70 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues—Google-owned sites generated revenues of $3.70 billion, or 67% of total revenues, in the first quarter of 2009. This represents a 9% increase over first quarter 2008 revenues of $3.40 billion and a 3% decrease from fourth quarter 2008 revenues of $3.81 billion.

Google Network Revenues—Google’s partner sites generated revenues, through AdSense programs, of $1.64 billion, or 30% of total revenues, in the first quarter of 2009. This represents a 3% decrease from first quarter 2008 network revenues of $1.69 billion and a 3% decrease from fourth quarter 2008 network revenues of $1.69 billion.

International Revenues—Revenues from outside of the United States totaled $2.88 billion, representing 52% of total revenues in the first quarter of 2009, compared to 51% in the first quarter of 2008 and 50% in the fourth quarter of

2008. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2008 through the first quarter of 2009, our revenues in the first quarter of 2009 would have been $120 million higher. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2008 through the first quarter of 2009, our revenues in the first quarter of 2009 would have been $429 million higher.

Revenues from the United Kingdom totaled $733 million, representing 13% of revenue in the first quarter of 2009, compared to 15% in the first quarter of 2008 and 12% in the fourth quarter of 2008.

In the first quarter of 2009, we recognized a benefit of $154 million to revenue through our foreign exchange risk management program.

Paid Clicks—Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 17% over the first quarter of 2008 and increased approximately 3% over the fourth quarter of 2008.

TAC—Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, decreased to $1.44 billion in the first quarter of 2009. This compares to TAC of $1.48 billion in the fourth quarter of 2008. TAC as a percentage of advertising revenues was 27% in the first quarter of 2009, compared to 27% in the fourth quarter of 2008.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.23 billion in the first quarter of 2009. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $207 million in the first quarter of 2009.

Other Cost of Revenues—Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, decreased to $666 million, or 12% of revenues, in the first quarter of 2009, compared to $707 million, or 12% of revenues, in the fourth quarter of 2008.

Operating Expenses—Operating expenses, other than cost of revenues, were $1.52 billion in the first quarter of 2009, or 28% of revenues, compared to $1.65 billion in the fourth quarter of 2008, or 29% of revenues. The operating expenses in the first quarter of 2009 included $774 million in payroll-related and facilities expenses, compared to $890 million in the fourth quarter of 2008.

Stock-Based Compensation (SBC)—In the first quarter of 2009, the total charge related to SBC was $277 million as compared to $286 million in the fourth quarter of 2008.

In March 2009, Google completed an offer to exchange certain employee stock options issued under Google’s 2004 Stock Plan (Exchange Offer). Certain previously granted options were exchanged for new, lower-priced stock options granted on a one-for-one basis. Options for an aggregate of approximately 7.6 million shares of Google’s Class A common stock were exchanged. Options granted pursuant to the Exchange Offer have an exercise price of $308.57 per share, the closing price of Google’s Class A common stock as reported by The Nasdaq Global Select Market on March 6, 2009. Options granted pursuant to the Exchange Offer have a new vesting schedule determined by adding 12 months to each vesting date under the exchanged options’ vesting schedule. In addition, new options will vest no sooner than September 9, 2009. The Exchange Offer will result in a modification charge related to SBC of $360 million to be recognized over the vesting periods of the new options. These vesting periods range from six months to approximately five years. We recorded $11 million of this $360 million modification charge in the first quarter of 2009.

We currently estimate SBC charges for grants to employees prior to April 1, 2009 to be approximately $1.1 billion for 2009. This estimate does not include expenses to be recognized related to employee stock awards that are granted after March 31, 2009 or non-employee stock awards that have been or may be granted.

Operating Income—GAAP operating income in the first quarter of 2009 was $1.88 billion, or 34% of revenues. This compares to GAAP operating income of $1.86 billion, or 33% of revenues, in the fourth quarter of 2008. Non-GAAP operating income in the first quarter of 2009 was $2.16 billion, or 39% of revenues. This compares to non-GAAP operating income of $2.15 billion, or 38% of revenues, in the fourth quarter of 2008.

Interest Income and Other, Net—Interest income and other, net decreased to $6 million in the first quarter of 2009, compared with interest income and other, net of $70 million in the fourth quarter of 2008.

Income Taxes—Our effective tax rate was 25% for the first quarter of 2009.

Net Income—GAAP net income for the first quarter of 2009 was $1.42 billion as compared to $382 million in the fourth quarter of 2008. Non-GAAP net income was $1.64 billion in the first quarter of 2009, compared to $1.62 billion in the fourth quarter of 2008. GAAP EPS for the first quarter of 2009 was $4.49 on 317 million diluted shares outstanding, compared to $1.21 for the fourth quarter of 2008, on 317 million diluted shares outstanding. Non-GAAP EPS for the first quarter of 2009 was $5.16, compared to $5.10 in the fourth quarter of 2008.

Cash Flow and Capital Expenditures—Net cash provided by operating activities for the first quarter of 2009 totaled $2.25 billion as compared to $2.12 billion for the fourth quarter of 2008. In the first quarter of 2009, capital expenditures were $263 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter of 2009, free cash flow was $1.99 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash—As of March 31, 2009, cash, cash equivalents, and short-term marketable securities were $17.8 billion.

Employees—On a worldwide basis, Google employed 20,164 full-time employees as of March 31, 2009, down from 20,222 full-time employees as of December 31, 2008.

Recent Developments—After ten years of building and managing our global sales and partnership operations, Omid Kordestani has decided to hand over the reins to Nikesh Arora, currently President of International Operations, and take on a new role as Senior Advisor, Office of the CEO and Founders. Continued growth is essential to our future success and no one is better placed to advise on new revenue opportunities than Omid, the business founder of Google. In his new role as President, Global Sales Operations and Business Development, Nikesh Arora will have responsibility for all Google’s revenue and customer operations, as well as marketing and partnerships. He has a proven track record at Google, having spent the last four and a half years building our European operations into a substantial business.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s first quarter 2009 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

Following the earnings conference call, Google will host an additional question-and-answer session to provide an opportunity for financial analysts to ask more detailed product and financial questions. This follow-up call will begin today at 3:00 PM (PT) / 6:00 PM (ET) and also be webcast and available at http://investor.google.com/webcast.html.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding investments in our core and emerging businesses, expected stock-based compensation charges (including the expected modification charge resulting from the option exchange program), and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which we expect to file with the SEC in May 2009. All information provided in this release and in the attachments is as of April 16, 2009 and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, and, for the fourth quarter of 2008, non-cash impairment charges less the related tax effects of such items. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation and the impairment charges in the fourth quarter of 2008. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008*	March 31, 2009
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,656,672	$10,426,291
Marketable securities	7,189,099	7,358,642
Accounts receivable, net of allowance	2,642,192	2,543,105
Deferred income taxes, net	286,105	434,903
Prepaid revenue share, expenses and other assets	1,404,114	1,317,861

Total current assets	20,178,182	22,080,802
Prepaid revenue share, expenses and other assets, non-current	433,846	416,168
Deferred income taxes, net, non-current	—	52,296
Non-marketable equity securities	85,160	100,999
Property and equipment, net	5,233,843	5,122,105
Intangible assets, net	996,690	910,344
Goodwill	4,839,854	4,830,315

Total assets	$31,767,575	$33,513,029

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$178,004	$196,220
Accrued compensation and benefits	811,643	464,899
Accrued expenses and other current liabilities	480,263	465,164
Accrued revenue share	532,547	522,835
Deferred revenue	218,084	216,937
Income taxes payable, net	81,549	317,799

Total current liabilities	2,302,090	2,183,854

Deferred revenue, non-current	29,818	30,146
Income taxes payable, net, non-current	890,115	1,160,158
Deferred income taxes, net, non-current	12,515	—
Other long-term liabilities	294,175	290,776

Stockholders’ equity:
Common stock	315	316
Additional paid-in capital	14,450,338	14,694,501
Accumulated other comprehensive income	226,579	168,820
Retained earnings	13,561,630	14,984,458

Total stockholders’ equity	28,238,862	29,848,095

Total liabilities and stockholders' equity	$31,767,575	$33,513,029

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2009
	(unaudited)
Revenues	$5,186,043	$5,508,990

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $9,148, $12,537)	2,110,536	2,101,504
Research and development (including stock-based compensation expense of $193,800, $168,561)	673,069	641,643
Sales and marketing (including stock-based compensation expense of $42,576, $59,026)	446,898	433,941
General and administrative (including stock-based compensation expense of $35,255, $37,359)	409,305	448,311

Total costs and expenses	3,639,808	3,625,399

Income from operations	1,546,235	1,883,591
Interest income and other, net	167,343	6,210

Income before income taxes	1,713,578	1,889,801
Provision for income taxes	406,492	466,973

Net income	$1,307,086	$1,422,828

Net income per share—basic	$4.17	$4.51

Net income per share—diluted	$4.12	$4.49

Shares used in per share calculation—basic	313,129	315,252

Shares used in per share calculation—diluted	317,392	317,221

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2008	2009
	(unaudited)
Operating activities
Net income	$1,307,086	$1,422,828
Adjustments:
Depreciation and amortization of property and equipment	280,564	321,129
Amortization of intangibles and other	55,960	82,093
Stock-based compensation	280,779	277,483
Excess tax benefits from stock-based award activity	(51,101)	(31,844)
Deferred income taxes	(38,214)	(12,847)
Other, net	(44,903)	(21,409)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(223,493)	97,390
Income taxes, net	438,175	324,753
Prepaid revenue share, expenses and other assets	(41,584)	77,457
Accounts payable	53,784	21,879
Accrued expenses and other liabilities	(234,277)	(322,339)
Accrued revenue share	(10,124)	4,264
Deferred revenue	6,794	8,675

Net cash provided by operating activities	1,779,446	2,249,512

Investing activities
Purchases of property and equipment	(841,597)	(262,755)
Purchases of marketable securities	(2,819,512)	(5,244,845)
Maturities and sales of marketable securities	5,379,228	5,109,590
Investments in non-marketable equity securities	—	(18,750)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(3,125,113)	(2,072)

Net cash used in investing activities	(1,406,994)	(418,832)

Financing activities
Net payments related to stock-based award activity	(22,445)	(36,736)
Excess tax benefits from stock-based award activity	51,101	31,844

Net cash provided by (used in) financing activities	28,656	(4,892)

Effect of exchange rate changes on cash and cash equivalents	37,048	(56,169)
Net increase in cash and cash equivalents	438,156	1,769,619
Cash and cash equivalents at beginning of period	6,081,593	8,656,672

Cash and cash equivalents at end of period	$6,519,749	$10,426,291

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three Months Ended December 31, 2008						Three Months Ended March 31, 2009
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			286,172	(c)					277,483	(d)
Income from operations	$1,860,204	32.6%	$286,172		$2,146,376	37.6%	$1,883,591	34.2%	$277,483		$2,161,074	39.2%

			286,172	(c)					277,483	(d)
			(65,161)	(e)					(64,016)	(e)
			1,094,757	(f)
			(82,275)	(g)

Net income	$382,442		$1,233,493		$1,615,935		$1,422,828		$213,467		$1,636,295

Net income per share—diluted	$1.21				$5.10		$4.49				$5.16

Shares used in per share calculation—diluted	316,864				316,864		317,221				317,221

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $286.2 million of stock-based compensation recorded in the fourth quarter of 2008.
(d)	To eliminate $277.5 million of stock-based compensation recorded in the first quarter of 2009.
(e)	To eliminate income tax effects related to items noted in (c) and (d).
(f)	To eliminate $1,094.8 million of impairment charges related to certain equity investments.
(g)	To eliminate income tax effects related to the charges noted in (f).

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):
Three Months Ended March 31, 2009
Net cash provided by operating activities	$2,249,512
Less purchases of property and equipment	(262,755)

Free cash flow	$1,986,757

Net cash used in investing activities*	$(418,832)

Net cash used in financing activities	$(4,892)

* includes purchases of property and equipment.

The following table presents our revenues by revenue source (in thousands, unaudited):
	Three Months Ended March 31,
	2008	2009
Advertising revenues:
Google web sites	$3,400,405	$3,692,823
Google Network web sites	1,686,141	1,638,042

Total advertising revenues	5,086,546	5,330,865
Licensing and other revenues	99,497	178,125

Revenues	$5,186,043	$5,508,990

The following table presents our revenues by revenue source, as a percentage of total revenues (unaudited):
	Three Months Ended March 31,
	2008	2009
Advertising revenues:
Google web sites	66%	67%
Google Network web sites	32%	30%

Total advertising revenues	98%	97%
Licensing and other revenues	2%	3%

Revenues	100%	100%